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                                                                 Exhibit (e)(7)

                                    AGREEMENT

          THIS AGREEMENT ("Agreement") is made and entered into as of August 16, 2002, by and between Syntellect Inc., a Delaware corporation ("Employer"), and Charles F. Sonneborn, III ("Employee").

          WHEREAS, Employee currently serves as an employee and senior management of Employer; and

          WHEREAS, Employer currently is exploring various opportunities, including one or more transactions that might result in a "Change of Control" (as defined below), that are intended to enhance Employer's long-term growth and to increase its stockholders' return on investment; and

          WHEREAS, Employer has determined that it is in Employer's best interest to encourage Employee to (a) remain employed with Employer and (b) use Employee's best efforts to assist Employer in achieving its long-term goals; and

          WHEREAS, Employer and Employee desire to enter into this Agreement to set forth the parties' respective rights and obligations in the event of a Change of Control.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

          1. DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth beside such terms:

             (a) "Change of Control" means and includes each of the following:

                 (i) there shall be consummated any consolidation or merger of Employer in which Employer is not the continuing or surviving entity, or pursuant to which Employer's capital stock would be converted into cash, securities or other property, other than a merger of Employer in which the holders of Employer's capital stock immediately prior to the merger have the same proportionate ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

                 (ii) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 40% of the assets or earning power of Employer and its subsidiaries (taken as a whole);

                 (iii) the stockholders of Employer shall approve any plan or proposal for liquidation or dissolution of Employer;

                 (iv) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than any employee benefit plan of Employer or any subsidiary of Employer or any entity holding shares of capital stock of Employer for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
Act) of 20% or more of Employer's outstanding capital stock; or



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                 (v) during any period of two consecutive years, individuals who at the beginning of such period constitute Employer's board of directors shall fail to constitute a majority thereof, unless the election, or the nomination for election by Employer's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

             (b) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1986.

             (c) "Constructive Termination" shall occur if, within twelve (12) months after the effective date of a Change of Control and without the consent of Employee, a successor or assign, as described in Section 3(h) hereof ("Successor") assigns Employee status, title, position, duties, geographic location, compensation, or responsibilities (including reporting responsibilities) that are materially different from Employee's status, title, position, duties, geographic location, compensation, or responsibilities (including reporting responsibilities) immediately prior to the time of the Change of Control or which constitute a diminishment in Employee's status, title, position, duties, compensation or responsibilities from those in effect prior to the effective date of a Change in Control.

             (d) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

             (e) "Excess Parachute Payment" shall have the meaning set forth in
Section 2.

             (f) "Severance Amount" shall mean an amount equal to (i) fifty percent (50%) of the greater of (a) Employee's current gross annual salary prior to the voluntary 10% reduction in salary effected on or about July 15, 2002 and any subsequent reduction(s) and (b) Employee's current gross annual salary as of the date of termination or Constructive Termination of Employee's employment, plus (ii) fifty percent (50%) of Employee's targeted annual bonus amount for the year in which Employee's employment is terminated plus (iii) any unpaid fringe benefits, deferred amounts, bonus sums that Employee may have earned on or prior to the date of termination or Constructive Termination of Employee's employment, plus (iv) an amount equal to the total of the current medical and dental insurance premiums which would be paid on Employee's behalf for the six (6) month period following termination or Constructive Termination of Employee's employment or, in lieu of such amount, agreement to maintain Employee's coverage under Employee's current medical and dental insurance policies or medical and dental insurance policies substantially similar to such policies for a period of six (6) months following termination or Constructive Termination of Employee's employment.

          2. TERMINATION FOLLOWING CHANGE IN CONTROL. In the event of the occurrence of Constructive Termination within twelve (12) months after the effective date of a Change in Control, Employee may, at Employee's option, terminate Employee's employment due to Constructive Termination unless Employee has entered into an employment agreement with Successor. Such termination shall be effective upon Employee giving notice to Successor. In the event of termination of Employee's employment (1) by Successor within twelve (12) months after the effective date of a Change of Control, or (2) by Employee within twelve (12) months after the effective date of a Change of Control as a result of a Constructive Termination, then (a) Successor shall pay Employee a lump sum cash payment equal to the Severance Amount within 10 business days after the termination of employment; (b) Successor shall make available to Employee, at Employee's cost and


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expense, medical and other insurance coverage at a level and to the extent required by COBRA; and (c) any outstanding options held by Employee that remain unvested as of the date of termination shall become fully vested and exercisable as of the date of termination of Employee's employment with Successor and prior to the occurrence of an event otherwise terminating the options. Notwithstanding the foregoing, in the event that any payments under this Section 2 will be deemed to constitute an "excess parachute payment" as defined in Section 280G(b)(i) of the Internal Revenue Code of 1986, as amended (an "Excess Parachute Payment"), then the payments to Employee under this Section 2 shall be limited to an amount equal to the maximum amount that could be paid to Employee so that no such amount, along with all other payments to Employee by Successor, will be deemed to constitute an Excess Parachute Payment. Subject to the terms of this Section 2, Employee shall not be entitled to receive any other compensation or benefits under this Agreement as a result of the termination of Employee's employment following a Change of Control or Constructive Termination.

          3. MISCELLANEOUS.

             (a) NOTICES. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile transmission, upon receipt, (iii) if mailed, three days after deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, or (iv) if by a courier delivery service providing overnight or "next-day" delivery, on the next business day after deposit with such service, in each case addressed as follows:


(1)    If to Employer and/or Successor:                       (2)      If to Employee:

       Syntellect Inc.                                                 Charles F. Sonneborn III
       Suite 100                                                       Syntellect Inc.
       16610 North Black Canyon Highway                                Suite 100
       Phoenix, Arizona 85053                                          16610 North Black Canyon Highway
       Attention: President                                            Phoenix, Arizona 85053
       Tel: (602) 789-2800                                             Tel: (602) 789-2823
       Fax: (602) 789-2768                                             Fax: (602) 789-2842
                                                                       e-mail: csonneborn@syntellect.com

       with a copy given in the manner                                 with a copy given in the manner
       prescribed above to Successor at its                            prescribed above, to:
       principal place of business, to the attention
       of Successor's Chief Executive Officer with a
       copy to Successor's General Counsel, and to:

       Rogers & Theobald LLP                                           --------------------------------------------
       Suite 850                                                       --------------------------------------------
       2425 East Camelback Road                                        --------------------------------------------
       Phoenix, Arizona  85016                                         --------------------------------------------
       Attention: Robert K. Rogers, Esq.                               Attention:
                                                                                  ---------------------------------
       Tel:  (602) 852-5550                                            Tel:
                                                                            ---------------------------------------
       Fax:  (602) 852-5570                                            Fax:
                                                                            ---------------------------------------
       e-mail: rkr@rogerstheobald.com                                  e-mail:
                                                                              -------------------------------------

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Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 3(a) for the giving of notice.

             (b) INDULGENCES; WAIVERS. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

             (c) CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the State of Arizona, notwithstanding any Arizona conflict-of-interest or choice of law provisions to the contrary.

             (d) EXECUTION IN COUNTERPART. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories. Signatures may be given by facsimile or other electronic transmission, and such signatures shall be fully binding on the party sending the same.

             (e) PROVISIONS SEPARABLE. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

             (f) ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

             (g) SECTION HEADINGS. The section headings in this Agreement are for convenience only. They form no part of this Agreement and shall not affect its interpretation.

             (h) BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns; provided that because the obligations of Employee to provide services to Employer involve the performance of personal services, such obligations shall not be delegated by Employee. For purposes of this Agreement, successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, limited liability company, or other entity to whom control is passed in the event of a Change in Control or whom otherwise assumes such control. Employer shall require any successor or assign (whether direct or


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indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement so as to provide Employee with all of the rights and benefits intended by the parties in entering into this Agreement. Without limiting the foregoing, unless the context otherwise requires, the term "Employer" includes all subsidiaries of Employer.

             (i) CONSTRUCTION. The parties hereto acknowledge that each party was represented by legal counsel (or had the opportunity to be represented by legal counsel) in connection with this Agreement and that each of them and his or its counsel have reviewed and revised this Agreement, or have had an opportunity to do so, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or any exhibits or schedules hereto or thereto.



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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                    Employer:

                                    SYNTELLECT INC.


                                    By /s/ Anthony V. Carollo, Jr.
                                       --------------------------------------
                                       Anthony V. Carollo, Jr.

                                    Its Chief Executive Officer and President
                                       --------------------------------------


                                    Employee:



                                    /S/ Charles F. Sonneborn, III
                                    -----------------------------
                                    Charles F. Sonneborn, III



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